EXHIBIT 23.2







                              ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Medco Research, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-35675) on Form S-8 of Medco Research, Inc. and subsidiary of our report dated January 28, 1997, with respect to the consolidated balance sheet of Medco Research, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Medco Research, Inc.

Our report dated January 28, 1997, contains an explanatory paragraph that states that the Company is party to certain claims and litigation, which outcome cannot be presently be determined. No provisions for liability, if any, that may result from the resolution of such matters have been recognized in the accompanying consolidated financial statements.

                                             KPMG Peat Marwick LLP

Raleigh, North Carolina
March 19, 1998